UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 22, 2023

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2121 RDU Center Drive, Suite 300

Morrisville, North Carolina 27560

(Address of principal executive offices)

Registrant's telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EXTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01

Credit Facility

On June 22, 2023, Extreme Networks, Inc., a Delaware corporation (“Extreme”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”), by and among Extreme, as borrower, BMO Harris Bank, N.A., as an issuing lender and swingline lender, Bank of America, N.A., JPMorgan Chase Bank, N.A., PNC Bank, National Association and Wells Fargo Bank, National Association, as issuing lenders, the financial institutions or entities party thereto as lenders, and Bank of Montreal, as administrative agent and collateral agent. The Credit Agreement amends and restates the Amended and Restated Credit Agreement, dated as of August 9, 2019 (as amended), by and among Extreme, as borrower, BMO Harris Bank, N.A., as an issuing lender and swingline lender, Silicon Valley Bank, as an issuing lender, the lenders party thereto, and Bank of Montreal, as administrative agent and collateral agent.

The Credit Agreement provides for a 5-year first lien term loan facility in an aggregate principal amount of $200 million (the “Term Facility”) and a 5-year revolving loan facility in an aggregate principal amount of $150 million (the “Revolving Facility” and together with the Term Facility, the “Facilities”). In addition, Extreme may request incremental term loans and/or incremental revolving loan commitments in an aggregate amount not to exceed the sum of $100 million plus an unlimited amount that is subject to pro forma compliance with a specified Consolidated Leverage Ratio. Extreme may use the proceeds of the loans for working capital and general corporate purposes.

At Extreme’s election, the initial term loan (the “Initial Term Loan”) under the Credit Agreement may be made as either a base rate loan or a SOFR loan. The applicable margin for base rate loans ranges from 1.00% to 1.75% per annum, and the applicable margin for SOFR loans ranges from 2.00% to 2.75%, in each case based on Extreme’s Consolidated Leverage Ratio. All SOFR loans are subject to a floor of 0.00% per annum and spread adjustment of 0.10% per annum. Extreme also agrees to pay other closing fees, arrangement fees, and administration fees.

The commitments under the Credit Agreement will terminate, and all outstanding amounts thereunder will be due and payable, on the earliest of (x) June 22, 2028, (y) the date of termination of the commitments by Extreme and (z) in connection with an exercise of remedies after the occurrence of an event of default. Extreme may prepay the Initial Term Loan, in whole or in part, at any time without premium or penalty, subject to certain conditions, and amounts repaid or prepaid may not be reborrowed.

Extreme’s obligations under the Credit Agreement are required to be guaranteed by certain of its subsidiaries meeting certain thresholds set forth in the Credit Agreement and are secured by substantially all of the tangible and intangible assets of Extreme and the guarantors, including by (A) a pledge of 100% of the equity interests of (i) certain domestic subsidiaries of Extreme and the guarantors and (ii) Extreme Networks Ireland Holding Limited, and (B) 65% of the equity interests of certain first-tier foreign subsidiaries of Extreme and the guarantors.

Financial covenants under the Credit Agreement require Extreme to maintain (i) a minimum consolidated interest coverage ratio of at least 3:00:1.00 and (ii) a maximum Consolidated Leverage Ratio not to exceed 2.75:1.00 (with a step-up to 3.25:1.00 for a specified period of time upon consummation of a material acquisition), in each case at the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2023. The Credit Agreement also includes covenants and restrictions that limit, among other things, Extreme’s ability to incur additional indebtedness, create liens upon any of its property, merge, consolidate or sell all or substantially all of its assets.

The Credit Agreement also includes customary events of default, including failure to pay principal, interest, or fees when due, failure to comply with covenants, the inaccuracy of any representations and warranties in any material respect, certain insolvency or receivership events affecting Extreme and its subsidiaries, the occurrence of certain material judgments, the occurrence of certain ERISA events, the invalidity of the loan documents or a change of control of Extreme. The amounts outstanding under the Facilities may be accelerated upon the occurrence of an event of default.

Certain of the lenders and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Extreme or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which was filed as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Item

(d) Exhibits.

10.1

Second Amended and Restated Credit Agreement, dated as of June 22, 2023, by and among Extreme Networks, Inc, the financial institutions or entities party thereto as lenders, and Bank of Montreal, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2023

EXTREME NETWORKS, INC.

By:	/s/ Katayoun ("Katy") Motiey
Katayoun ("Katy") Motiey
Chief Legal, Aministrative and Sustainability Officer